Exhibit 99.1

STONE ENERGY CORPORATION
 Announces Increase in Notes Offering to $200 Million

NYSE — SGY
LAFAYETTE, LA. December 9, 2004

        Stone Energy Corporation (NYSE: SGY) announced that it has agreed to sell $200 million aggregate principal amount of 6¾% senior subordinated notes due 2014 in a private placement. This is an increase from the previously announced $150 million offering. Proceeds of the offering are expected to be used to repay borrowings under Stone’s bank credit facility. Stone expects the offering to close on or about December 15, 2004.

        This offering is being made pursuant to Rule 144A and Regulation S under the Securities Act of 1993, as amended (the “Securities Act”). The notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development and operation of oil and gas properties located in the conventional GOM shelf, GOM deep shelf, GOM deep water and Rocky Mountains. For additional information, contact James H. Prince, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking, and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.